SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                             RIVIERA HOLDINGS CORPORATION
                                   (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                          (Title of Class of Securities)


                                  769627100
                                (CUSIP Number)

                                EDWIN H. MORGENS
                               10 EAST 50TH STREET
                            NEW YORK, NEW YORK  10022
                                (212) 705-0500

                (Name, address and telephone number of person
               authorized to receive notices and communications)

                              April 1, 1997
            (Date of event which requires filing of this statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

      Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

      NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                Page 1 of 38 Pages

13D
CUSIP No.  769627100
___________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Morgens Waterfall Income Partners, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       43,920
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        43,920
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                43,920
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.9%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 2 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Restart Partners, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        282,000
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                   - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           282,000
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                  - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 282,000
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                5.7%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 3 of 38 Pages

13D
CUSIP No.  769627100
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Restart Partners II, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      440,600
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                    - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        440,600
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                    - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  440,600
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                9.0%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 4 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Restart Partners III, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       298,600
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                     - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        298,600
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                     - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   298,600
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 5 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                           The Common Fund for Non-Profit Organizations

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                     - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                      90,880 - See Response to Item 5
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      90,880
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                  - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                            90,880
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.8%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 6 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            MWV Employee Retirement Plan Group Trust

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      7,760 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        7,760 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                7,760
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.2%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                EP
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 7 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Betje Partners

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      29,360 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        29,360- See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                29,360
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 8 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Phoenix Partners, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      79,440 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        79,440 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                79,440
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 9 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                           Morgens, Waterfall, Vintiadis & Company, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                         29,360 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         90,880 - See Response to Item 5
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           120,240 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       120,240 - See Response to Item 5
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                2.4 %
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 10 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            MW Capital, L.L.C.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        43,920 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         43,920 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    43,920 - See Response to Item 5
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.9%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 11 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        282,000 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         282,000 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    282,000 - See Response to Item 5
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                5.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 12 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group II, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        440,600 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         440,600 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    440,600 - See Response to Item 5
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                9.0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 13 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group III, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        298,600 See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         298,600 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    298,600 - See Response to Item 5
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                6.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 14 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime, Inc.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        1,021,200 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         1,021,200 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,021,200 - See Response to Item 5
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                20.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 15 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            MW Management, L.L.C.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        79,440 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         79,440 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    79,440 - See Response to Item 5
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 16 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            John C. "Bruce" Waterfall

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         1,264,800 - See Response to Item 5
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           1,264,800 - See Response to Item 5
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,264,800- See Response to Item 5
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                25.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 17 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Edwin H. Morgens
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                      1,264,800 - See Response to Item 5
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                      1,264,800 -See Response to Item 5
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                      1,264,800 -See Response to Item 5
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [x]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                25.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            David Ericson
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                      7,760
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                      7,760
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                      7,760
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.2%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 19 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Dan Levinson
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                      7,760
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                      7,760
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                      7,760
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.2%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 20 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            John Raphael
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                      7,760
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                      7,760
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                      7,760
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.2%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 21 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Joann McNiff
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                      7,760
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                      7,760
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                      7,760
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.2%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 22 of 38 Pages

13D
CUSIP No.  769627100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Stephanie Catlett
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                      7,760
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                      7,760
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                      7,760
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.2%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 23 of 38 Pages

ITEM 1.  SECURITY AND ISSUER.

      This Amendment No. 1 ("Amendment") amends and restates the statement on
Schedule 13D ("Statement") filed by persons named in Item 2 below with the Securities and Exchange Commission (the "Commission") on July 12, 1993 relating to the common stock, par value $.001 per share ("Common Stock"), of Riviera Holdings Corporation, a Nevada corporation (the "Issuer"). The principal executive offices of the Issuer are located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

ITEM 2.  IDENTITY AND BACKGROUND.

      This Statement is filed jointly by (a) Morgens Waterfall Income Partners, L.P. ("MWIP"); (b) Restart Partners, L.P. ("Restart"); (c) Restart Partners II, L.P. ("Restart II"); (d) Restart Partners III, L.P. ("Restart III"); (e) The Common Fund for Non-Profit Organizations (the "Common Fund");
(f) MWV Employee Retirement Plan Group Trust ("MWV Plan") as successor to the Morgens, Waterfall, Vintiadis & Co., Inc. Employee Profit Sharing Plan (the "Old Plan"); (g) Betje Partners ("Betje"); (h) Phoenix Partners, L.P. ("Phoenix"); (i) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"); (j) MW Capital, L.L.C. ("MW Capital"); (k) Prime Group, L.P. ("Prime"); (l) Prime Group II, L.P. ("Prime II"); (m) Prime Group III, L.P. ("Prime III"); (n) Prime, Inc.; (o) MW Management, L.L.C. ("MW Management");
(p) John C. "Bruce" Waterfall ("Waterfall"); (q) David Ericson; (r) Dan Levinson; (s) John Raphael; (t) Joann McNiff; (u) Stephanie Catlett; and (v) Edwin H. Morgens ("Morgens" and together with the persons listed in clauses
(a) through (u) above, the "Reporting Persons").

      MWIP is a New York limited partnership whose principal business is to invest in securities of United States issuers. MW Capital, a Delaware limited liability company, is the general partner of MWIP. MWIP and MW Capital have their principal address at 10 East 50th Street, New York, New York 10022. Morgens and Waterfall are the managing members of MW Capital. All of the information concerning Morgens and Waterfall is set forth below.

       Restart, Restart II and Restart III are Delaware limited partnerships having their principal address at 10 East 50th Street, New York, New York 10022. The principal business of Restart, Restart II and Restart III is to invest in securities of financially troubled companies.

       The general partner of Restart is Prime, a Delaware limited partnership, having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Prime is to act as the general partner of Restart. The general partner of Prime is Prime, Inc., a Delaware corporation, having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Prime, Inc. is to act as general partner of Prime, Prime II and Prime III(as discussed below). Waterfall is the President and a Director of Prime, Inc. Morgens is the Chairman of the Board of Directors and the Secretary of Prime, Inc. All of the information concerning Morgens and Waterfall is set forth below.


                                  Page 24 of 38 Pages

       The general partner of Restart II is Prime II, a Delaware limited partnership, having its principal address at 10 East 50th Street, New York, New York, 10022. The principal business of Prime II is to act as the general partner of Restart II. The general partner of Prime II is Prime, Inc. All of the information concerning Prime, Inc. is set forth above.

       The general partner of Restart III is Prime III, a Delaware limited partnership, having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Prime III is to act as the general partner of Restart III. The general partner of Prime III is Prime, Inc. All of the information concerning Prime, Inc. is set forth above.

       MWV Plan is a trust established in 1994 for the benefit of the employees of Morgens Waterfall. MWV Plan is the successor to the Old Plan. The trustees of MWV Plan are David Ericson, Dan Levinson, John Raphael, Joann McNiff and Stephanie Catlett (collectively, the "Trustor"), all of whom are employees of Morgens Waterfall. MWV Plan's principal address is 10 East 50th Street, New York, New York 10022. The shares of Common Stock reported herein as owned or acquired by MWV Plan pursuant to the Plan (as described in Items 3, 4 and 5 of this Amendment) were originally acquired pursuant to the Plan by the Old Plan.

       Phoenix and Betje are New York limited partnerships having their principal address at 10 East 50th Street, New York, New York 10022. The principal business of Phoenix and Betje is to invest in securities of U.S. issuers. MW Management, a Delaware limited liability company, is the general partner of Phoenix. The principal address of MW Management is 10 East 50th Street, New York, New York 10022. Morgens and Waterfall are the managing members of MW Management. All of the information concerning Morgens and Waterfall is set forth below. Mr. Zanvyl Krieger ("Krieger") is the general partner of Betje. The business address of Krieger is c/o Weinberg and Green, 100 South Charles Street, Baltimore, Maryland 21201. Krieger is a U.S. citizen whose principal occupation is a private investor.

       Morgens Waterfall is a New York corporation having its principal address at 10 East 50th Street, New York, New York 10022. The business of Morgens Waterfall is the rendering of financial services. Pursuant to an investment advisory agreement, Krieger, as the general partner of Betje, has authorized Morgens Waterfall to make investment decisions and to act on behalf of Betje in carrying out Betje's investment objectives. In addition, Morgens Waterfall provides discretionary investment advisory services to the Common Fund and in that capacity has been granted full investment authority and shared voting authority with the Common Fund with respect to securities registered in the name of the Common Fund. Under rules promulgated by the Securities and Exchange Commission, Morgens Waterfall may be considered a "beneficial owner" of securities acquired by Betje or the Common Fund as a result of its relationships with Betje and the Common Fund.


                                  Page 25 of 38 Pages

       Waterfall is the President, Assistant Secretary and a Director of Morgens Waterfall. Morgens is the Chairman of the Board of Directors and the Secretary of Morgens Waterfall. The primary occupations of Morgens and Waterfall are to act as the principals in the business of Morgens Waterfall. The business address of Morgens and Waterfall, each of whom is a United States citizen, is at the office of Morgens Waterfall at 10 East 50th Street, New York, New York 10022. Morgens Waterfall has no other officers or directors.

       During the past five years, none of the persons described in this Item 2 have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of such persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      Under a Joint Plan of Reorganization of the Issuer pursuant to Chapter 11 of the Bankruptcy Code (the "Plan"), which became effective on June 30, 1993 (the "Effective Date"), MWIP, Restart, Restart II, Restart III, the Common Fund, MWV Plan, Betje and Phoenix became entitled to receive as of the Effective Date following shares of Common Stock upon surrender of an aggregate of $33,407,000 principal amount of the Issuer's Floating Rate First Mortgage Notes due November 1, 1993 (the "Notes") held by each of them as set forth below. The shares of Common Stock reported below are adjusted for a ten-for-one stock split on June 30, 1994 and a four-for-one stock split on November 16, 1995.

                                                              Shares of Common
Name                    Principal Amount of Notes               Stock Issued

MWIP                          $ 1,153,000                          43,920
Restart                         7,403,000                         282,000
Restart II                     11,565,000                         440,600
Restart III                     7,838,000                         298,600
Common Fund                     2,386,000                          90,880
MWV Plan                          206,000                           7,760
Betje                             771,000                          29,360
Phoenix                         2,085,000                          79,440

                     Total    $33,407,000                       1,272,560



                                  Page 26 of 38 Pages

ITEM 4.  PURPOSE OF TRANSACTION.

      Upon surrender of the Notes, MWIP, Restart, Restart II, Restart III, the Common Fund, MWV Plan, Betje and Phoenix acquired Common Stock pursuant to the Plan as an investment. The Reporting Persons have no present plan or proposals that relate to or would result in any of the actions enumerated in
Item 4 of Schedule 13D, except as reported in Item 6 of this Amendment and in
Exhibit 1 attached to this Amendment, and subject to the following:

           (i) If the transactions contemplated by the Letter (as discussed in Item 6 below and as set forth in Exhibit 1 to this Amendment) do not occur, the Reporting Persons may consider or pursue other plans or proposals to sell their ownership interest in the Issuer.

          (ii) The Reporting Persons reserve the right to buy additional securities of the Issuer or sell securities of the Issuer from time to time.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

      (a) and (b) The following is the amount of Common Stock that is beneficially owned by each Reporting Person:

Name                     Number of Shares             Percentage of Class

MWIP                          43,920                           0.9
Restart                      282,000                           5.7
Restart II                   440,600                           9.0
Restart III                  298,600                           6.1
Common Fund                   90,880                           1.8
MWV Plan                       7,760                           0.2
Betje                         29,360                           0.6
Phoenix                       79,440                           1.6

               Total       1,272,560                          25.9


      Morgens Waterfall does not directly own any Common Stock. Morgens Waterfall may be deemed an indirect beneficial owner of 120,240 shares of Common Stock by virtue of contracts with Betje (29,360 shares) and the Common Fund (90,880 shares) pursuant to which Morgens Waterfall provides discretionary investment advisory services. Either of Morgens or Waterfall, as officers and directors of Morgens Waterfall, can exercise voting and investment authority with respect to such Common Stock.

      Prime does not directly own any Common Stock. Prime may be deemed an indirect beneficial owner of 282,000 shares of Common Stock by virtue of its position as general partner of Restart. Prime II does not directly own any Common Stock. Prime II may be deemed an indirect beneficial owner of 440,600 shares of Common Stock by virtue of its position as general partner of Restart
II. Prime III does not directly own any Common Stock. Prime III may be deemed an indirect beneficial owner of 298,600 shares of Common Stock by virtue of its position as general partner of Restart III. Prime, Inc. does not directly own any Common Stock. Prime, Inc. may be deemed an indirect beneficial owner of 1,021,200 shares of Common Stock by virtue of its position as general partner of Prime, Prime II and Prime III.


                               Page 27 of 38 Pages

      MW Capital does not directly own any Common Stock. MW Capital may be deemed an indirect beneficial owner of 43,920 shares of Common Stock by virtue of its position as general Partner of MWIP.

      MW Management does not directly own any Common Stock. MW Management may be deemed an indirect beneficial owner of 79,440 shares of Common Stock by virtue of its position as general partner of Phoenix.

      Krieger does not directly own any Common Stock. Krieger may be deemed an indirect beneficial owner of 29,360 shares of Common Stock by virtue of his position as general Partner of Betje. Krieger ultimately has the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Stock owned by Betje.

      Waterfall does not directly own any Common Stock. Waterfall may be deemed an indirect beneficial owner of 1,264,800 shares of Common Stock by virtue of his positions as President, Assistant Secretary and a Director of Morgens Waterfall (120,240 shares); as a managing member of MW Capital, as general partner of MWIP (43,920 shares); as President and a Director of Prime, Inc., as general partner of each Prime, Prime II and Prime III, as general partners of Restart (282,000 shares), Restart II (440,600 shares) and Restart III (298,600 shares), respectively; and as a managing member of MW Management, as general partner of Phoenix (79,440 shares).

      Morgens does not directly own any Common Stock. Morgens may be deemed an indirect beneficial owner of 1,264,800 shares of Common Stock by virtue of his positions as Chairman of the Board of Directors and Secretary of Morgens Waterfall; as a managing member of MW Capital, as general partner of MWIP; as Chairman of the Board of Directors and Secretary of Prime, Inc., as general partner of each of Prime, Prime II and Prime III, and as general partners of Restart, Restart II and Restart III, respectively; and as a managing member of MW Management, as general partner of Phoenix. The Common Stock owned by each of those Reporting Persons is reported in the preceding paragraph.

      The Trustees do not directly own any of the Common Stock. Each of the Trustees may be deemed an indirect beneficial owner of 7,760 shares of Common Stock by virtue of their positions as trustees of MWV Plan, pursuant to which they share the power to exercise voting and investment authority with respect to the Common Stock owned by MWV Plan.

      Each Reporting Person hereby disclaims that it has any beneficial ownership of the securities owned, directly or indirectly, by any other entity.

      (c) There has been no reportable transactions involving the Common Stock by the Reporting Persons during the past 60 days.

      (d) Except as set forth in parts (a) and (b) of this Item and in Item 2 above, no other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of, the Common Stock.

      (e)  Not applicable.



                               Page 28 of 38 Pages

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER.

      None of the persons identified in Item 2 above is a party to any contract, arrangement, understanding or relationship with respect to any securities of the issuer, except (a) to the extent described in Item 2 and 5 of this Amendment; (b) to the extent described in the next paragraph of this
Item 6 and as set forth in Exhibit 1 to this Amendment; and (c) the Equity Registration Rights Agreement attached as Exhibit C to the Statement.

      On April 1, 1997, Waterfall, on behalf of Morgens Waterfall and the Reporting Persons named in Item 2 above who own Common Stock, issued a letter and accompanying attachments (collectively, the "Letter") stating, among other things, that subject to the terms and conditions set forth in the Letter, such Reporting Persons are willing to offer to Allen Paulson or to an entity he controls an option to purchase the Reporting Persons' respective ownership interests in the Issuer and in Elsinore Corporation, a Nevada corporation. A copy of the Letter is attached as Exhibit 1 to this Amendment and is incorporated by reference into this Item 6.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT 1 Joint Acquisition Statement among the Reporting Persons dated April 10, 1997, filed pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

EXHIBIT 2 Letter dated April 1, 1997 and attachments thereto issued by Waterfall, on behalf of Morgens Waterfall and the Reporting Persons who own Common Stock, to Jeffries & Company, Inc.

EXHIBIT 3 INCORPORATED BY REFERENCE: Power of Attorney, dated December 15, 1993, granted to Morgens and Waterfall by the following parties: Waterfall; Phoenix; MWIP; Betje; Phaeton International N.V.; Morgens, Waterfall, Vintiadis Investments N.V.; the Common Fund; Morgens Waterfall; Restart; Restart II; Restart III; Restart IV, L.P.; Morgens Waterfall, Vintiadis & Co., Inc. Employees' Profit Sharing Plan; and Morgens, for the specific purpose of executing on their behalf any Schedule 13Ds and amendments thereto for filing with the Commission pursuant to the requirements of Rule 13d-1(f) (incorporated by reference to Exhibit A of Amendment No. 2 to Schedule 13D filed on December 22, 1993 by Phoenix; Betje; Phaeton International N.V.; Morgens, Waterfall, Vintiadis Investments N.V.; Morgens Waterfall; Morgens; and Waterfall with respect to the common stock, par value $.01 per share, of Sudbury, Inc.).

EXHIBIT 4 Power of Attorney, dated April 10, 1997, granted to Morgens and Waterfall by MWV Plan; MW Capital; Prime; Prime II; Prime III; Prime Group IV, L.P.; Prime Group V, L.P.; Prime Inc.; and MW Management for the specific purpose of executing on their behalf any Schedule 13Ds and amendments thereto for filing with the Commission pursuant to the requirements of Rule 13d-1(f) (incorporated by reference to Exhibit 6 of Amendment No. 1 to Schedule 13D filed on April 10, 1997 by MWIP; Restart, Restart II, Restart III; Restart IV, L.P.; Restart V, L.P.; the Common Fund; MWV Plan; Betje; Phoenix; Morgens Waterfall; MW Capital Management; Waterfall; and Morgens with respect to the common stock, par value $.001 per share, of Elsinore Corporation).



                               Page 29 of 38 Pages

SIGNATURES

       After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct and agrees that this statement is filed on behalf of each of them.

                                    The Reporting Persons listed herein


                                         s/Bruce Waterfall
Dated: April 10, 1997               By: ___________________________________
                                        John C. "Bruce" Waterfall, on his
                                        own behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons




















                                  Page 30 of 38 Pages